Exhibit 99.1

FOR IMMEDIATE RELEASE

Willdan Group, Inc. Names New Chief Executive Officer

Thomas D. Brisbin, Ph.D.

ANAHEIM, Calif., April 2, 2007 — Willdan Group, Inc. (“WGI”) (NASDAQ:WLDN), a leading provider of outsourced services to public agencies, today announced the appointment of Thomas D. Brisbin, Ph.D. as chief executive officer of Willdan Group, Inc., effective April 2, 2007.  In connection with Dr. Brisbin’s appointment, WGI’s Board of Directors has also increased its size to seven members and added Dr. Brisbin and Tracy Lenocker as members of the Board of Directors.

WGI Chairman of the Board Win Westfall stated, “On behalf of the Board and management team, we are delighted to welcome Dr. Brisbin to WGI.  Dr. Brisbin has a track record of success in the consulting engineering business and a strong background in the municipal markets that form the core of our business.  He is a proven leader and has demonstrated that he can drive both organic and acquisitive growth.  We believe that Dr. Brisbin is the ideal professional to lead WGI’s ongoing growth and expansion.”

“I look forward to working with the WGI team to leverage the Company’s market position, expertise and reputation to drive growth.  This is a great opportunity for entrepreneurial professionals to grow a newly public company.  For people with an entrepreneurial spirit, who want to get in on the ground floor of a fast-growing public company, WGI is the place to be,” said Dr. Brisbin.

Prior to joining WGI, Dr. Brisbin was Vice President of AECOM Technology Corporation, a company focused on infrastructure, environment and facilities engineering contracts.  Dr. Brisbin was responsible for developing the company’s environmental business.

Prior to joining AECOM, Dr. Brisbin was chief operating officer and executive vice president of Tetra Tech, Inc., a leading provider of consulting, engineering and technical services.  During his five-year tenure at Tetra Tech following its acquisition of PRC Environmental Management, Inc. (“PRC EMI”), the company achieved annual organic growth of approximately 8%, integrated 15 acquisitions and increased annual revenues from $205 million to $760 million.  Key projects included contracts with the U.S. Departments of Defense and Energy, the U.S. Environmental Protection Agency and international assignments with the United Nations and USAID, among others.

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Dr. Brisbin was the founder and president of PRC EMI, where he built the subsidiary of Planning Research Corporation to $110 million in annual revenues over an 11-year period through purely internal growth.  At the time of its acquisition by Tetra Tech, PRC EMI had a $1 billion backlog of contracts with government agencies at all levels, including industry and foreign countries.

Dr. Brisbin’s early career was grounded in municipal consulting, with a focus on water and wastewater studies and design projects.  He served as a consulting engineer with Consoer, Townsend and Associates in Chicago for several years.  Prior to that, he was a co-founder of Best Environments, Inc.  Both of these firms served municipalities and industry in the water/wastewater areas.

Dr. Brisbin also served as an adjunct professor for the Illinois Institute of Technology for six years.  He holds a Ph.D. in Environmental Engineering from the Illinois Institute of Technology and a Bachelor’s degree in Biology from Northern Illinois University.  His continuing educational pursuits included the Advanced Management Program at Harvard University.

Upon the appointment of Dr. Brisbin, interim CEO W. Tracy Lenocker returned to the Company’s Board of Directors as an independent director and member of the compensation and nominating and governance committees.  “We deeply appreciate Tracy’s leadership over the past two months and are pleased to welcome him back to the Board,” said Westfall.

About Willdan Group, Inc.

Founded over 40 years ago, Willdan Group, Inc. is a leading provider of outsourced services to public agencies located primarily in California and other western states. Willdan Group, Inc. assists cities and other government agencies with a broad range of services, including civil engineering, building and safety services, geotechnical engineering, financial and economic consulting, and disaster preparedness and homeland security. www.willdangroup.com

Forward-Looking Statements

Safe Harbor Statement:  Statements in this press release which are not purely historical, including statements regarding Willdan Group’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the Company will not be able to expand its services or meet the needs of customers in    markets in which it operates. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business, and the loss of or inability to hire additional qualified professionals. The Company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the Form 10-K annual report for the year ended December 29, 2006 filed on March 27, 2006. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan Group, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Contact:

Mallory McCamant

Chief Financial Officer

Tel: 714-940-6327

mallory@willdangroup.com

Moira Conlon

The Abernathy MacGregor Group Inc.

Tel: 213-630-6550

MHC@abmac.com